Exhibit 8.2

                                                    January 17, 2020

Goxus Inc.
11th floor, Guanghe Building, No.5 Building,

Lv Di Qi Hang international Part 3,

Fangshan District, Beijing

People’s Republic of China

Ladies and Gentlemen:

We have acted as U.S. counsel to Goxus Inc., a Cayman Islands company (the “Company”), in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Company of its ordinary shares, par value US$0.0002 per share (the “Ordinary Shares”).

We have examined the Registration Statement (including the prospectus contained therein (the “Prospectus”)) and other documents, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein and in the Prospectus, we hereby confirm that the discussion set forth in the Prospectus under the caption “Taxation — Certain United States Federal Income Tax Considerations,” insofar as such discussion relates to matters of United States federal income tax law, constitutes our opinion as to the United States federal income tax consequences to United States Holders (as such term is defined in the Prospectus) of the ownership and disposition of the Ordinary Shares.

We note that, because the determination of the Company’s status as a passive foreign investment company (a “PFIC”) for United States federal income tax purposes is based on an annual determination that cannot be made until the close of a taxable year, and involves extensive factual investigation, we do not express any opinion herein with respect to the Company’s PFIC status in any taxable year.

We do not express any opinion herein concerning any law other than the United States federal income tax law.

We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the use of our name under the caption “Taxation” in the Prospectus.

Very truly yours,

/s/ HUNTER TAUBMAN FISCHER & LI LLC

HUNTER TAUBMAN FISCHER & LI LLC

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